Exhibit 99.1
ChargePoint Reports Fourth Quarter and Full Fiscal Year 2026 Financial Results

•Fourth quarter fiscal 2026 revenue grew 7% year-over-year to $109 million, at the top end of the guidance range; full fiscal year revenue was $411 million
•Fourth quarter fiscal 2026 subscription revenue grew 11% year-over-year to $42 million; full year subscription revenue grew 13% year-over-year to $162 million
•Fourth quarter fiscal 2026 GAAP gross margin was 31% and non-GAAP gross margin was 33%; full fiscal year GAAP gross margin was 31% and non-GAAP gross margin was 32%
Campbell, Calif. – March 4, 2026 – ChargePoint Holdings, Inc. (NYSE:CHPT) (“ChargePoint”), a global leader in electric vehicle (EV) charging solutions, today reported results for its fourth quarter and full fiscal year 2026 ended January 31, 2026.
“Fiscal year 2026 marked an important inflection point for ChargePoint,” said Rick Wilmer, President and Chief Executive Officer of ChargePoint. “In the fourth quarter we continued to strengthen our operational foundation, manage the business with discipline, and deliver innovation that matters to our customers. While the broader market remains dynamic, our focus on execution, efficiency, and strategic partnerships positions us well as charging demand continues to grow. We made meaningful operational progress over the past year and are committed to building on that momentum. ChargePoint is creating a more resilient company and remains focused on delivering long‑term value for our customers, partners, and shareholders.”

Fourth Quarter Fiscal 2026 Financial Overview
•Revenue. Fourth quarter revenue was $109.3 million, up 7% from $101.9 million in the prior year’s same quarter. Networked charging systems revenue for the fourth quarter was $57.6 million, up 10% from $52.6 million in the prior year’s same quarter. Subscription revenue was $42.5 million, up 11% from $38.3 million in the prior year’s same quarter.
•Gross Margin. Fourth quarter GAAP gross margin was 31% as compared to 28% in the prior year's same quarter, and non-GAAP gross margin was 33% as compared to 30% in the prior year's same quarter primarily due to subscription revenue growth as a percentage of total revenue and improvement in subscription margins.
•Operating Expenses. Fourth quarter GAAP operating expenses were $87.4 million, up 4% from $83.6 million in the prior year's same quarter. Non-GAAP operating expenses were $57.9 million, up 11% from $52.0 million in the prior year's same quarter.
•Net Income/Loss. Fourth quarter GAAP net loss was $44.4 million, down 24% from $58.8 million in the prior year's same quarter. Additionally, non-GAAP pre-tax net loss was $11.7 million, down 52% from $24.4 million in the prior year's same quarter and non-GAAP adjusted EBITDA loss was $18.4 million, up 6% from $17.3 million in the prior year's same quarter.
•Liquidity. As of January 31, 2026, cash and cash equivalents on the balance sheet was $141.6 million.
•Shares Outstanding. As of January 31, 2026, ChargePoint had approximately 24 million shares of common stock outstanding.

Full Fiscal 2026 Financial Overview
•Revenue. For the full year, revenue was $411.2 million, down 1% from $417.1 million in the prior year. Networked charging systems revenue for the full year was $216.5 million, down 8% from $234.8 million in the prior year, and subscription revenue was $162.4 million, up 13% from $144.3 million in the prior year.
•Gross Margin. Full year GAAP gross margin was 31% up from 24% in the prior year. Full year non-GAAP gross margin was 32% up from 26% in the prior year.
•Operating Expenses. Full year GAAP operating expenses were $335.7 million, down 5% from $353.7 million in the prior year. Non-GAAP operating expenses were $230.6 million, down 5% from $243.4 million in the prior year.

•Net Income/Loss. Full year GAAP net loss was $220.2 million down from $277.1 million in the prior year. Full year non-GAAP pre-tax net loss was $103.1 million down from $153.3 million in the prior year. Non-GAAP Adjusted EBITDA Loss was $82.7 million down from $116.5 million in the prior year.
For reconciliation of GAAP and non-GAAP results, please see the tables below.
Business Highlights
•ChargePoint appointed Jaser Faruq as Chief Product and Software Officer, leading global product management and software development.
•ChargePoint and RAW Charging, a leading charge point operator in the UK, established a multi-year partnership with an initial commitment from RAW Charging valued at $7.5 million.
•ChargePoint and Ford Pro announced a new collaboration to offer specialized home, depot, and workplace EV charging solutions for Ford Pro's commercial fleet customers in Germany and the UK.
First Quarter of Fiscal 2027 Guidance
For the first fiscal quarter ending April 30, 2026, ChargePoint expects revenue of $90 million to $100 million.
Conference Call Information
ChargePoint will host a webcast today at 1:30 p.m. Pacific / 4:30 p.m. Eastern to review its fourth quarter and full fiscal year 2026 financial results.
A live webcast of the conference call will be available at https://events.q4inc.com/attendee/850090218. Participants can also access the conference call by dialing +1 (800) 715-9871 (North America toll free) or + 1 (646) 307-1963 (international) and Conference ID 1744120. A replay will be available after the conclusion of the webcast and archived for one year. A copy of this press release with the financial results and supplemental financial information will be also available on ChargePoint’s investor relations website (investors.chargepoint.com).
About ChargePoint
ChargePoint has established itself as the leader in electric vehicle (EV) charging innovation since its inception in 2007, long before EVs became widely available. The company provides comprehensive solutions tailored to the entire EV ecosystem, from the grid to the dashboard of the vehicle. The company serves EV drivers, charging station owners, vehicle manufacturers, and similar types of stakeholders. With a commitment to accessibility and reliability, ChargePoint’s extensive portfolio of software, hardware, and services ensures a seamless charging experience for drivers across North America and Europe. ChargePoint empowers every driver in need of charging access, connecting them to over 1.37 million public and private charging ports worldwide. ChargePoint has facilitated the powering of more than 21 billion electric miles, underscoring its dedication to reducing greenhouse gas emissions and electrifying the future of transportation. For further information, please visit the ChargePoint pressroom or the ChargePoint Investor Relations site. For media inquiries, contact the ChargePoint press office.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions including statements regarding our projected revenue for the first quarter of fiscal year 2027. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: macroeconomic trends including changes in or sustained inflation, interest rate volatility, increased tariffs or other events beyond our control on the overall economy which may reduce demand for our products and services; geopolitical events and conflicts; adverse impacts to our business and those of our customers and suppliers, including due to supply chain disruptions, component shortages, and associated logistics expense increases; our ability as an organization to successfully acquire, integrate or partner with other companies, products or technologies in a successful manner such as our partnership efforts with Eaton Corporation; our dependence on widespread acceptance and adoption of EVs, including any delays or modifications to auto manufacturers' plans and strategies to transition to predominately manufacture EVs and any corresponding decreased demand for installation of charging stations; our current dependence on sales of charging stations for the majority of our revenues; overall demand for EV charging and the potential for reduced demand for EVs if governmental policies, rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of EVs or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; our ability, and our reliance on our customers, to successfully implement, construct and manage state, federal and local charging infrastructure programs in accordance with the respective terms of such program in order to validly secure and obtain awarded funding and win additional grant opportunities; our reliance on contract manufacturers, including those located outside the United States, may result in supply chain interruptions, delays and expense increases which may adversely affect our sales, revenue and gross margins; our ability to expand our operations and market share in Europe; the need to attract additional fleet operators as customers; potential adverse effects on our revenue and gross margins due to delays and costs associated with new product introductions, such as our new AC and Express DC fast charging product architectures, inventory obsolescence, component shortages and related expense increases; the ability or success of our new AC and Express DC fast charging product architectures to result in an increased demand for charging products by commercial, residential and fleet charging customers; adverse impact to our revenues and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition; risks related to our dependence on our intellectual property; and the risk that our technology could have undetected defects or errors. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on December 5, 2025, which is available on our website at investors.chargepoint.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.
Use of Non-GAAP Financial Measures
ChargePoint has provided financial information in this press release that has not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). ChargePoint uses these non-GAAP financial measures internally in analyzing its financial results. ChargePoint believes that the use of these non-GAAP financial measures is useful to investors to evaluate ongoing operating results and trends and believes they provide meaningful supplemental information to investors regarding ChargePoint’s underlying operating performance because they exclude items ChargePoint believes are unrelated to, and may not be indicative of, its core operating results.
The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with ChargePoint’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of ChargePoint’s historical non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.
Non-GAAP Gross Profit (Gross Margin). ChargePoint defines non-GAAP gross profit as gross profit excluding stock-based compensation expense, amortization expense of acquired intangible assets and restructuring costs for severances and employment-related termination costs, and facility and other contract termination costs. Non-GAAP gross margin is non-GAAP gross profit as a percentage of revenue.
Non-GAAP Cost of Revenue and Operating Expenses (includes Non-GAAP research and development, Non-GAAP sales and marketing and Non-GAAP general and administrative). ChargePoint defines non-GAAP cost of revenue and operating expenses as cost of revenue and operating expenses excluding stock-based compensation expense, amortization expense of acquired intangible assets, restructuring costs for severances and employment-related termination costs, and facility and other contract termination costs, and non-cash charges related to tax liabilities, litigation settlements and other non-recurring transaction costs, including associated non-recurring legal expenses and professional service fees.

Non-GAAP Net Loss. ChargePoint defines non-GAAP net loss as net loss excluding stock-based compensation expense, amortization expense of acquired intangible assets, restructuring costs for severances and employment-related termination costs, and facility and other contract termination costs, and non-cash charges related to tax liabilities, litigation settlements and other non-recurring transaction costs, including associated non-recurring legal expenses and professional service fees. These amounts reflect the impact of any related tax effects. Non-GAAP pre-tax net loss is non-GAAP net loss adjusted for provision for income taxes.
Non-GAAP Adjusted EBITDA Loss. ChargePoint defines non-GAAP adjusted EBITDA loss as net loss excluding stock-based compensation expense, amortization expense of acquired intangible assets, restructuring costs for severances and employment-related termination costs, and facility and other contract termination costs, non-cash charges related to tax liabilities, litigation settlements and other non-recurring transaction costs, including associated non-recurring legal expenses and professional service fees, and further adjusted for gain on debt exchange, provision of income taxes, depreciation, interest income and expense, and other income and expense (net).
Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures to analyze financial results and trends. In particular, many of the adjustments to ChargePoint’s GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in its financial results for the foreseeable future, such as stock-based compensation, which is an important part of ChargePoint’s employees’ compensation and impacts hiring, retention and performance. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that ChargePoint excludes in its calculation of non-GAAP financial measures may differ from the components that other companies exclude when they report their non-GAAP results. In the future, ChargePoint may also exclude other expenses it determines do not reflect the performance of ChargePoint’s operating results.
CHPT-IR
Contacts
Investor Relations
investors@chargepoint.com
Press
John Paolo Canton
Vice President, Communications
JP.Canton@chargepoint.com

AJ Gosselin
Director, Corporate Communications
AJ.Gosselin@chargepoint.com
media@chargepoint.com

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2026	2025	2026	2025
Revenue
Networked Charging Systems	$57,645	$52,620	$216,514	$234,802
Subscriptions	42,467	38,272	162,387	144,325
Other	9,208	10,997	32,323	37,956
Total revenue	109,320	101,889	411,224	417,083
Cost of revenue
Networked Charging Systems	52,842	50,199	199,668	223,351
Subscriptions	15,325	17,406	61,875	71,218
Other	6,751	5,584	24,079	21,833
Total cost of revenue	74,918	73,189	285,622	316,402
Gross profit	34,402	28,700	125,602	100,681
Operating expenses
Research and development	34,608	30,415	139,272	141,276
Sales and marketing	24,995	24,514	100,720	130,890
General and administrative	27,785	28,720	95,748	81,514
Total operating expenses	87,388	83,649	335,740	353,680
Loss from operations	(52,986)	(54,949)	(210,138)	(252,999)
Gain on debt exchange	11,223	—	11,223	—
Interest income	1,096	1,417	4,488	8,347
Interest expense	(2,514)	(2,167)	(23,860)	(24,653)
Other income (expense), net	133	(2,299)	2,138	(3,389)
Net loss before income taxes	(43,048)	(57,998)	(216,149)	(272,694)
Provision for income taxes	1,370	805	4,048	4,372
Net loss	$(44,418)	$(58,803)	$(220,197)	$(277,066)
Net loss per share, basic and diluted	$(1.85)	$(2.63)	$(9.41)	$(12.78)
Weighted average shares outstanding, basic and diluted	23,968,503	22,379,156	23,408,373	21,674,490

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	January 31, 2026	January 31, 2025
Assets
Current assets:
Cash and cash equivalents	$141,564	$224,571
Restricted cash	400	400
Accounts receivable, net	86,132	95,906
Inventories	214,903	209,262
Prepaid expenses and other current assets	19,028	36,435
Total current assets	462,027	566,574
Property and equipment, net	24,665	35,361
Intangible assets, net	60,534	66,175
Operating lease right-of-use assets	11,450	14,680
Goodwill	227,938	207,540
Other assets	5,631	7,845
Total assets	$792,245	$898,175
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$90,094	$64,050
Accrued and other current liabilities	141,723	124,679
Deferred revenue	119,381	105,017
Debt, current	34,268	—
Total current liabilities	385,466	293,746
Deferred revenue, noncurrent	131,200	134,198
Debt, noncurrent	226,583	297,092
Operating lease liabilities	10,677	15,267
Deferred tax liabilities	13,038	12,036
Other long-term liabilities	3,982	8,365
Total liabilities	770,946	760,704
Stockholders' equity:
Common stock	2	2
Additional paid-in capital	2,128,764	2,054,340
Accumulated other comprehensive loss	4,168	(25,433)
Accumulated deficit	(2,111,635)	(1,891,438)
Total stockholders' equity	21,299	137,471
Total liabilities and stockholders' equity	$792,245	$898,175

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Twelve Months Ended
	January 31,
	2026	2025
Cash flows from operating activities
Net loss	$(220,197)	$(277,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,047	29,192
Non-cash operating lease cost	3,572	3,535
Stock-based compensation	64,694	75,651
Amortization of deferred contract acquisition costs	3,308	3,207
Paid-in-kind non-cash interest expense	20,076	9,099
Gain on debt exchange	(11,223)	—
Foreign currency transaction (gain) loss	(3,740)	2,589
Reserves and other	5,182	26,904
Changes in operating assets and liabilities:
Accounts receivable, net	12,886	17,371
Inventories	7,175	(17,048)
Prepaid expenses and other assets	13,073	2,274
Accounts payable, operating lease liabilities, and accrued and other liabilities	7,921	(31,897)
Deferred revenue	7,391	9,242
Net cash used in operating activities	(62,835)	(146,947)
Cash flows from investing activities
Purchases of property and equipment	(4,165)	(12,073)
Net cash used in investing activities	(4,165)	(12,073)
Cash flows from financing activities
Repayment of borrowings	(39,747)	—
Debt issuance costs related to term loan	(4,562)	—
Proceeds from the issuance of common stock under employee equity plans, net of tax withholding	1,888	10,507
Proceeds from issuance of common stock in connection with ATM offerings, net of issuance costs	—	10,214
Change in driver funds and amounts due to customers	22,477	7,817
Other financing activities	(59)	—
Net cash (used in) provided by financing activities	(20,003)	28,538
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,996	(2,357)
Net decrease in cash, cash equivalents, and restricted cash	(83,007)	(132,839)
Cash, cash equivalents, and restricted cash at beginning of period	224,971	357,810
Cash, cash equivalents, and restricted cash at end of period	$141,964	$224,971

ChargePoint Holdings, Inc.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, unaudited)

	Three Months Ended January 31, 2026		Three Months Ended January 31, 2025		Twelve Months Ended January 31, 2026		Twelve Months Ended January 31, 2025
Cost of Revenue:
GAAP cost of revenue (as a percentage of revenue)	$74,918	69%	$73,189	72%	$285,622	69%	$316,402	76%
Stock-based compensation expense	(1,006)		(1,233)		(4,702)		(5,102)
Amortization of intangible assets	(806)		(748)		(3,171)		(3,049)
Restructuring costs (1)	—		—		—		(960)
Non-GAAP cost of revenue (as a percentage of revenue)	$73,106	67%	$71,208	70%	$277,749	68%	$307,291	74%

Gross Profit:
GAAP gross profit (gross margin as a percentage of revenue)	$34,402	31%	$28,700	28%	$125,602	31%	$100,681	24%
Stock-based compensation expense	1,006		1,233		4,702		5,102
Amortization of intangible assets	806		748		3,171		3,049
Restructuring costs (1)	—		—		—		960
Non-GAAP gross profit (gross margin as a percentage of revenue)	$36,214	33%	$30,681	30%	$133,475	32%	$109,792	26%

Operating Expenses:
GAAP research and development (as a percentage of revenue)	$34,608	32%	$30,415	30%	$139,272	34%	$141,276	34%
Stock-based compensation expense	(5,833)		(8,186)		(31,161)		(37,050)
Restructuring costs (1)	—		—		—		(2,867)
Non-GAAP research and development (as a percentage of revenue)	$28,775	26%	$22,229	22%	$108,111	26%	$101,359	24%

GAAP sales and marketing (as a percentage of revenue)	$24,995	23%	$24,514	24%	$100,720	24%	$130,890	31%
Stock-based compensation expense	(2,557)		(1,453)		(11,058)		(15,875)
Amortization of intangible assets	(2,422)		(2,207)		(9,489)		(9,036)
Restructuring costs (1)	—		—		—		(5,067)
Non-GAAP sales and marketing (as a percentage of revenue)	$20,016	18%	$20,854	20%	$80,173	19%	$100,912	24%

GAAP general and administrative (as a percentage of revenue)	$27,785	25%	$28,720	28%	$95,748	23%	$81,514	20%
Stock-based compensation expense	(3,764)		(3,696)		(17,773)		(17,624)
Restructuring costs (1)	—		—		—		(933)
Other adjustments (2)	(14,962)		(16,085)		(35,698)		(21,814)

	Three Months Ended January 31, 2026		Three Months Ended January 31, 2025		Twelve Months Ended January 31, 2026		Twelve Months Ended January 31, 2025
Non-GAAP general and administrative (as a percentage of revenue)	$9,059	8%	$8,939	9%	$42,277	10%	$41,143	10%

GAAP Operating Expenses (as a percentage of revenue)	$87,388	80%	$83,649	82%	$335,740	82%	$353,680	85%
Stock-based compensation expense	(12,154)		(13,335)		(59,992)		(70,549)
Amortization of intangible assets	(2,422)		(2,207)		(9,489)		(9,036)
Restructuring costs (1)	—		—		—		(8,867)
Other adjustments (2)	(14,962)		(16,085)		(35,698)		(21,814)
Non-GAAP Operating Expenses (as a percentage of revenue)	$57,850	53%	$52,022	51%	$230,561	56%	$243,414	58%

Net Loss:
GAAP net loss (as a percentage of revenue)	$(44,418)	(41)%	$(58,803)	(58)%	$(220,197)	(54)%	$(277,066)	(66)%
Stock-based compensation expense	13,160		14,568		64,694		75,651
Amortization of intangible assets	3,228		2,955		12,660		12,085
Restructuring costs (1)	—		—		—		9,827
Other adjustments (2)	14,962		16,085		35,698		21,814
Non-GAAP net loss (as a percentage of revenue)	$(13,068)	(12)%	$(25,195)	(25)%	$(107,145)	(26)%	$(157,689)	(38)%
Provision for income taxes	1,370		805		4,048		4,372
Non-GAAP pre-tax net loss (as a percentage of revenue)	$(11,698)	(11)%	$(24,390)	(24)%	$(103,097)	(25)%	$(153,317)	(37)%
Depreciation	3,250		4,032		14,387		17,107
Gain on debt exchange	(11,223)		—		(11,223)		—
Interest income	(1,096)		(1,417)		(4,488)		(8,347)
Interest expense	2,514		2,167		23,860		24,653
Other expense (income), net	(133)		2,299		(2,138)		3,389
Non-GAAP Adjusted EBITDA Loss (as a percentage of revenue)	$(18,386)	(17)%	$(17,309)	(17)%	$(82,699)	(20)%	$(116,515)	(28)%

(1)Consists of restructuring costs for severances and employment-related termination costs, and facility and other contract termination costs.
(2)Consists of non-cash charges related to tax liabilities, litigation settlements and other non-recurring transaction costs, including associated non-recurring legal expenses and professional service fees.